UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 23, 2018
Conn's, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-34956	06-1672840
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2445 Technology Forest Blvd., Suite 800 The Woodlands, Texas	77381
(Address of principal executive offices)	(Zip Code)
Registrant's telephone number, including area code:  (936) 230-5899
Not Applicable
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☐

Item 1.01 Entry into a Material Definitive Agreement
Amended and Restated Credit Facility
On May 23, 2018, Conn’s, Inc. (the “Company”) entered into the Fourth Amended and Restated Loan and Security Agreement with Conn Appliances, Inc., Conn Credit I, LP and Conn Credit Corporation, Inc., as borrowers, certain banks and financial institutions named therein, as lenders, and Bank of America N.A., in its capacity as agent for lenders (the “Amended and Restated Credit Facility”) that provides for a $650 million asset-based revolving credit facility under which availability is subject to a borrowing base. The Amended and Restated Credit Facility amended and restated the Company’s existing asset-based revolving credit facility to make various changes, including the following:

•	an extension of the maturity date to May 23, 2022;

•
a modification of the method by which the applicable margin is calculated to be based on the total leverage ratio (ratio of total liabilities less the sum of qualified cash and ABS qualified cash to tangible net worth), with the applicable margin ranging from 2.50% to 3.25% for LIBOR loans and from 1.50% to 2.25% for base rate loans;

•	elimination of a $10 million availability block in calculating the borrowing base;

•	an increase in the maximum accounts receivable advance rate from 75% to 80%;

•	a 25 basis point decrease in the maximum unused line fee from 75 basis points to 50 basis points;

•	elimination of the cash recovery covenant;

•	modification to the maximum inventory component of the borrowing base from $175 million to 33.33% of revolving loan commitments in effect;

•	a modification to the interest coverage covenant such that the minimum interest coverage on a trailing two quarter basis is 1.5x and the minimum interest coverage during any single quarter is 1.0x;

•	an increase in the maximum capital expenditures from $75 million to $100 million during any period of four consecutive fiscal quarters; and

•
modifications of the ability of the Company to effect future securitizations of its customer receivables portfolio, including adding the ability of the Company to enter into revolving ABS transactions.

The Amended and Restated Credit Facility will continue to provide for a $40 million sub-facility for letters of credit. The Amended and Restated Credit Facility provides funding based on a borrowing base calculation that includes customer accounts receivable and inventory. The borrowers’ obligations under the Amended and Restated Credit Facility will continue to be guaranteed by the Company and certain of its subsidiaries. The obligations of the borrowers and guarantors under the Amended and Restated Credit Facility also continue to be secured by substantially all assets of the Company, the borrowers and its guarantor subsidiaries.
The Amended and Restated Credit Facility continues to place restrictions on the ability of the Company and its subsidiaries to incur additional indebtedness, grant liens on their assets, make capital expenditures, make distributions on equity interests, make investments, dispose of assets, make loans, pay other indebtedness, engage in mergers, enter into transactions with affiliates, engage in different lines of business and other matters. As with our previous credit facility, the Amended and Restated Credit Facility also contains (i) customary default provisions, which, if triggered, could result in acceleration of all amounts outstanding under the Amended and Restated Credit Facility; and (ii), customary cross-default provision, such that any default under another of the Company’s debt agreements relating to indebtedness in excess of $25 million (to the extent the holders have the ability to accelerate that other indebtedness) would result in an event of default under the Amended and Restated Credit Facility.
The Amended and Restated Credit Facility provides for letters of credit to be available to the borrowers under the Amended and Restated Credit Facility to support obligations incurred in the ordinary course of business or as otherwise reasonably approved by the administrative agent.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
The information provided in Item 1.01 of this Current Report is incorporated into this Item 2.03 by reference.
Item 7.01 Regulation FD Disclosure.
On May 24, 2018, the Company issued a press release announcing the closing of the Amended and Restated Credit Facility. A copy of the press release is furnished herewith as Exhibit 99.1 and is incorporated herein by reference.
None of the information contained in Item 7.01 or Exhibit 99.1 of this Form 8-K shall be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and none of it shall be incorporated by reference in any filing under the Securities Act of 1933, as amended. Furthermore, this report will not be deemed an admission as to the materiality of any information in the report that is required to be disclosed solely by Regulation FD.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description
10.1*
Fourth Amended and Restated Loan and Security Agreement, dated May 23, 2018, by and among the Company, as parent and guarantor, Conn Appliances, Inc., Conn Credit I, LP and Conn Credit Corporation, Inc., as borrowers, certain banks and financial institutions named therein, as lenders, and Bank of America N.A., in its capacity as agent for lenders.

99.1**	Press Release dated May 24, 2018

* Filed herewith
**Furnished herewith

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONN'S, INC.
Date:	May 24, 2018	By:	/s/ Lee A. Wright
		Name:	Lee A. Wright
		Title:	Executive Vice President and Chief Financial Officer